Compu-DAWN, Inc.
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)



                                                        For the Three Months
                                                           Ended March 31,
                                                        1999            1998

NET LOSS                                            $(3,692,645)     $(476,327)
                                                    ===========      =========


WEIGHTED AVERAGE SHARES:
    Common shares outstanding                         3,192,646      2,839,907
                                                      =========      =========


BASIC AND DILUTED LOSS PER COMMON SHARE:                 $(1.16)         $(.17)
                                                         ======          =====




                                                                  - Exhibit 11 -
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